Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE REPORTS FULLY DILUTED EARNINGS PER SHARE OF $0.10 IN THE

SECOND QUARTER OF FISCAL 2006, ENDED NOVEMBER 30, 2005

Second Quarter 2006 Highlights:

•	Revenues were $126.8 million versus $113.5 million a year earlier;
•	Net income was $2.2 million compared with $1.3 million in the second quarter a year ago;
•	Gross margins increased to 10.2% from 9.7% for the second quarter a year earlier; and
•	Fully diluted EPS was $0.10 versus $0.07 in the same quarter a year ago.

Six Month 2006 Highlights:

•	Revenues were $235.8 million versus $198.5 million for the same period in fiscal 2005; and
•	Fully diluted EPS was $0.13 versus $0.02 a year earlier.

TULSA, OK – January 5, 2006 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today reported its financial results for the second quarter of fiscal 2006, ended November 30, 2005. Total revenues for the quarter were $126.8 million compared to $113.5 million recorded in the second quarter of fiscal 2005.

Net income for the second quarter of fiscal 2006 was $2.2 million, or $0.10 per fully diluted share, versus $1.3 million, or $0.07 per fully diluted share, in the second quarter a year ago. These second quarter 2006 results include pre-tax charges and expenses of $0.8 million, or $0.02 per fully diluted share, for legal fees related to three major contract disputes. These results also include pre-tax charges of $1.1 million, or $0.03 per fully diluted share, for the accelerated amortization of certain previously paid bank fees in anticipation of the Company refinancing its senior facility which occurred on December 20, 2005. These charges were partially offset by $0.8 million, or $0.02 per fully diluted share, for pre-tax gains associated with the disposal of certain excess and non-core assets. EBITDA(1) for the second quarter of fiscal 2006 was $7.6 million, compared to $5.0 million for the same period last year. Gross margins on a consolidated basis for the current quarter were 10.2% compared to 9.7% reported in the same quarter a year ago. The gross margins were driven entirely by the improvement in the Repair & Maintenance Services segment.

Michael J. Hall, president and chief executive office of Matrix Service Company, said, “The restructuring and turnaround measures have been essentially completed with the refinancing of the $55 million senior credit facility announced on December 21, 2005 and the resolutions reached on our two largest disputed contracts for more than $20 million announced on December 28, 2005. During the past six months, total debt has been reduced by 38.1% from $72.7 million at May 31, 2005 to $45.0 million at November 30, 2005. With these latest dispute resolutions, we continue to believe Matrix Service will be essentially free of all bank debt by May 31, 2006, leaving us with only $25 million of long-term indebtedness related to our convertible notes.”

(1)	The Company uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment of financial performance by comparing EBITDA between accounting periods. Matrix believes that EBITDA is used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA should not be considered as an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is included at the end of this release.

Construction Services revenues for second quarter 2006 were $48.4 million compared to $59.9 million in the same period a year earlier. The decrease was a result of significantly lower construction work in the Power Industry, where second quarter revenues decreased 83.7% to $3.1 million, from $19.3 million in the second quarter of fiscal 2005, and by Other Industries’ revenues, which declined 11.3% to $9.7 million, from $10.9 million for the year-earlier period. These decreases were partially offset by Downstream Petroleum Industry revenues, which increased 19.7% to $35.6 million, from $29.7 million a year earlier. Construction Services’ gross margins were 8.5% versus 9.1% in the second quarter of fiscal 2005. The second quarter margin decline was primarily attributable to Power Industry margins from prior year jobs completed in the Eastern division and from the absence of higher margin nuclear work that had previously been sold as part of the restructuring.

Repair & Maintenance Services revenues advanced by $24.8 million, or 46.3%, in the second quarter of 2006 to $78.4 million, from $53.6 million in the same quarter in 2005. The increase was primarily a result of higher Downstream Petroleum Industry revenues, where second quarter revenues rose 58.1% to $74.1 million, from $46.9 million a year earlier, primarily as a result of higher turnaround work in the Eastern division. Gross margins were 11.3% in the quarter versus 10.3% in the second quarter a year ago. The Company benefited from the higher revenue volumes relative to its overall fixed cost structure.

Mr. Hall added, “While we are still not in a position to provide earnings guidance, we believe the strength demonstrated in our Construction Services segment, particularly in the Downstream Petroleum Industry, should continue. Repair & Maintenance revenues is expected to continue its strong performance through the balance of the year, particularly in the fourth fiscal quarter when some additional revenue will be realized from the repair work associated with the damage sustained in the Gulf Coast region from the recent hurricanes. Based upon these factors, we are raising our revenue guidance for fiscal 2006 to be between $450 million to $475 million compared to our previous guidance of between $400 million to $450 million.”

Six Months Results

For the six months ended November 30, 2005, Matrix Service reported consolidated revenues of $235.8 million versus $198.5 million recorded in the year-earlier period.

Net income for the six month period was $2.5 million, or $0.13 per fully diluted share, versus $0.4 million, or $0.02 per fully diluted share for the same six month period a year earlier. These 2006 results include pre-tax charges and expenses of $1.3 million, or $0.03 per fully diluted share, for legal fees related to three major contract disputes. These results also include pre-tax charges of $2.2 million, or $0.05 per fully diluted share, for the accelerated amortization of certain previously paid bank fees in anticipation of the Company refinancing its senior facility which occurred on December 20, 2005. These charges were partially offset by $1.5 million, or $0.04 per fully diluted share, for pre-tax gains associated with disposed excess facilities and equipment. EBITDA(1) for the six months ended November 30, 2005 was $12.4 million, compared with $6.2 million for the year-earlier period. Consolidated gross margins increased to 9.8% from 8.9% a year earlier.

Revenues for the Construction Services segment were $110.6 million, compared with $104.3 million for the six months ending November 30, 2004. The increase was due to significantly higher construction work in the Downstream Petroleum Industry, where revenues for the six-month period increased 48.9% to $86.0 million versus $57.8 million for the same six-month period last year, and to higher Other Industries’ revenues, which increased 12.5% to $17.9 million in the recent six-month period, versus $16.0 million a year earlier. Revenues declined in the Power Industry to $6.7 million, versus $30.6 million a year earlier. Gross margins in the Construction Services segment increased to 9.5% from 7.9% a year earlier, as the lower margin Power Industry work completed in fiscal 2005 was partially replaced with higher margin Downstream Petroleum Industry work.

Revenues for Repair & Maintenance Services rose $31.0 million, or 32.9%, to $125.2 million, for the six-month period ending November 30, 2005, from $94.2 million for the first six months of fiscal 2005. The increase was primarily due to significantly higher Downstream Petroleum Industry work, where revenues rose 40.2% to $117.1 million, versus $83.5 million for the same six-month period last year. Revenues also increased from the Power Industry to $5.9 million versus $4.9 million for the same six-month period last year. These increases were partially offset by lower Other Industries’ revenues, which fell 61.3% to $2.2 million in the six-month period from $5.8 million in the same six-month period last year. Gross margins were 10.1% versus 10.0% a year earlier.

Change in Independent Auditor

At a meeting held on January 3, 2006, the Audit Committee of the Board of Directors of Matrix Service Company (the “Company”), approved the engagement of Deloitte & Touche LLP as its independent registered public accounting firm for the fiscal year ending May 31, 2006 to replace the firm of Ernst & Young LLP, which was dismissed as independent registered public accounting firm of the Company, each effective January 6, 2006.

Conference Call

In conjunction with the press release, Matrix Service will host a conference call with Michael J. Hall, president and CEO, and Les Austin, vice president and chief financial officer. The call will take place at 11:00 a.m. (EST)/10:00 a.m. (CST) today and will be simultaneously broadcast live over the Internet at www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of completion of the live call.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Les Austin

Vice President Finance and CFO

T: 918-838-8822

E: laustin@matrixservice.com

Investors and Financial Media:

Truc Nguyen

The Global Consulting Group

T: 646-284-9418

E: tnguyen@hfgcg.com

Matrix Service Company

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	November 30, 2005	November 30, 2004	November 30, 2005	November 30, 2004
	(unaudited)		(unaudited)
Revenues	$126,778	$113,522	$235,774	$198,461
Cost of revenues	113,819	102,554	212,632	180,779

Gross profit	12,959	10,968	23,142	17,682
Selling, general and administrative expenses	7,487	7,740	14,694	14,873
Impairment and abandonment costs	70	—	70	—
Restructuring	45	(27)	367	148

Operating income	5,357	3,255	8,011	2,661
Other income (expense):
Interest expense	(2,638)	(1,096)	(5,415)	(1,997)
Interest income	2	1	9	1
Other	838	22	1,568	14

Income before income taxes	3,559	2,182	4,173	679
Income tax provision	1,391	889	1,630	278

Net income	$2,168	$1,293	$2,543	$401

Basic earnings per common share	$0.11	$0.07	$0.14	$0.02
Diluted earnings per common share	$0.10	$0.07	$0.13	$0.02
Weighted average common shares outstanding:
Basic	19,537,664	17,319,133	18,477,718	17,294,411
Diluted	25,693,625	17,605,025	24,881,711	17,673,718

Matrix Service Company

Consolidated Balance Sheets

(In thousands)

	November 30, 2005	May 31, 2005
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$2,496	$1,496
Accounts receivable, less allowances (November 30, 2005 — $632, May 31, 2005 — $461)	61,317	70,088
Contract dispute receivables, net	22,179	20,975
Costs and estimated earnings in excess of billings on uncompleted contracts	28,106	22,733
Inventories	3,741	4,739
Income tax receivable	670	3,004
Deferred income taxes	4,739	4,820
Prepaid expenses	5,717	8,245
Assets held for sale	1,488	1,479

Total current assets	130,453	137,579
Property, plant and equipment at cost:
Land and buildings	22,754	23,087
Construction equipment	28,908	29,711
Transportation equipment	10,544	10,862
Furniture and fixtures	9,057	8,889
Construction in progress	945	318

	72,208	72,867
Accumulated depreciation	(37,163)	(35,791)

	35,045	37,076
Goodwill	23,510	24,834
Other assets	1,425	2,891

Total assets	$190,433	$202,380

Matrix Service Company

Consolidated Balance Sheets

(In thousands, except share data)

	November 30,	May 31,
	2005	2005
	(unaudited)
Liability and stockholders’ equity

Current liabilities:
Accounts payable	$32,311	$38,059
Billings on uncompleted contracts in excess of costs and estimated earnings	13,508	12,311
Accrued insurance	4,827	5,038
Other accrued expenses	14,187	15,759
Current capital lease obligation	299	113
Current portion of long-term debt	20,004	42,765
Current portion of acquisition payable	1,472	1,808

Total current liabilities	86,608	115,853

Convertible notes	25,000	30,000
Acquisition payable	4,276	4,169
Long-term capital lease obligation	548	231
Deferred income taxes	3,618	4,142

Stockholders’ equity:
Common stock—$.01 par value; 30,000,000 shares authorized and 22,595,243 and 19,285,276 shares issued as of November 30, 2005 and May 31, 2005, respectively	226	193
Additional paid-in capital	75,612	56,322
Retained deficit	(769)	(3,307)
Accumulated other comprehensive income (loss)	421	(22)

	75,490	53,186
Less: treasury stock, at cost – 1,838,700 and 1,873,750 shares as of November 30, 2005 and May 31, 2005, respectively	(5,107)	(5,201)

Total stockholders’ equity	70,383	47,985

Total liabilities and stockholders’ equity	$190,433	$202,380

Matrix Service Company

Segment Information

(In thousands)

	Construction Services	Repair & Maintenance Services	Other	Combined Total
Three Months Ended November 30, 2005
Gross revenues	$50,589	$78,547	$—	$129,136
Less: Inter-segment revenues	(2,186)	(172)	—	(2,358)

Consolidated revenues	48,403	78,375	—	126,778
Gross profit	4,111	8,848	—	12,959
Operating income	1,297	4,060	—	5,357
Income before income tax expense	260	3,299	—	3,559
Net income	153	2,015	—	2,168

Segment Assets	92,239	64,578	33,616	190,433
Capital Expenditures	551	129	456	1,136
Depreciation and amortization expense	684	733	—	1,417

Three Months ended November 30, 2004
Gross revenues	$62,831	$53,681	$—	$116,512
Less: Inter-segment revenues	(2,885)	(105)	—	(2,990)

Consolidated revenues	59,946	53,576	—	113,522
Gross profit	5,440	5,528	—	10,968
Operating income	1,278	1,950	27	3,255
Income before income tax expense	552	1,603	27	2,182
Net income	329	948	16	1,293

Segment Assets	119,478	63,389	29,259	212,126
Capital Expenditures	168	120	107	395
Depreciation and amortization expense	921	850	—	1,771

Six Months ended November 30, 2005
Gross revenues	$114,834	$125,483	$—	$240,317
Less: Inter-segment revenues	(4,216)	(327)	—	(4,543)

Consolidated revenues	110,618	125,156	—	235,774
Gross profit	10,552	12,590	—	23,142
Operating income	3,781	4,230	—	8,011
Income before income tax expense	1,289	2,884	—	4,173
Net income	786	1,757	—	2,543

Segment Assets	92,239	64,578	33,616	190,433
Capital Expenditures	1,169	218	688	2,075
Depreciation and amortization expense	1,384	1,480	—	2,864

Six Months ended November 30, 2004
Gross revenues	$109,610	$94,438	$—	$204,048
Less: Inter-segment revenues	(5,338)	(249)	—	(5,587)

Consolidated revenues	104,272	94,189	—	198,461
Gross profit	8,232	9,450	—	17,682
Operating income	310	2,499	(148)	2,661
Income before income tax expense	(983)	1,810	(148)	679
Net income	(588)	1,077	(88)	401

Segment Assets	119,478	63,389	29,259	212,126
Capital Expenditures	256	208	323	787
Depreciation and amortization expense	1,802	1,701	—	3,503

Segment revenue from external customers by industry type are as follows:

	Construction Services	Repair & Maintenance Services	Total
Three Months Ended November 30, 2005
Downstream Petroleum Industry	$35,547	$74,126	$109,673
Power Industry	3,148	2,986	6,134
Other Industries	9,708	1,263	10,971

Total	$48,403	$78,375	$126,778

Three Months Ended November 30, 2004
Downstream Petroleum Industry	$29,687	$46,873	$76,560
Power Industry	19,314	3,560	22,874
Other Industries	10,945	3,143	14,088

Total	$59,946	$53,576	$113,522

Six Months Ended November 30, 2005
Downstream Petroleum Industry	$85,982	$117,069	$203,051
Power Industry	6,692	5,855	12,547
Other Industries	17,944	2,232	20,176

Total	$110,618	$125,156	$235,774

Six Months Ended November 30, 2004
Downstream Petroleum Industry	$57,753	$83,502	$141,255
Power Industry	30,568	4,923	35,491
Other Industries	15,951	5,764	21,715

Total	$104,272	$94,189	$198,461

Other Industries consists primarily of liquefied natural gas, wastewater, food and beverage, manufacturing and paper industries.

Non-GAAP Financial Measure

EBITDA is a supplemental, non-GAAP financial measure. EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization. We have presented EBITDA because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our consolidated statements of operations entitled “net income” is the most directly comparable GAAP measure to EBITDA. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of our ability to fund our cash needs. As EBITDA excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions, that are excluded. Our non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•	It does not include interest expense. Because we have borrowed money to finance our operations, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•	It does not include taxes. Because the payment of taxes is a necessary and ongoing part of our operations, any measure that excludes taxes has material limitations.

•	It does not include depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations.

EBITDA for the six-month period ended November 30, 2005 was $12.4 million, compared to $6.2 million for the six-month period ended November 30, 2004. A reconciliation of EBITDA to net income follows:

	Three Months Ended		Six Months Ended
	November 30, 2005	November 30, 2004	November 30, 2005	November 30, 2004
	(In thousands)		(In thousands)
Net income	$2,168	$1,293	$2,543	$401
Interest expense, net	2,636	1,095	5,406	1,996
Provision for income taxes	1,391	889	1,630	278
Depreciation and amortization	1,417	1,771	2,864	3,503

EBITDA	$7,612	$5,048	$12,443	$6,178

The $6.2 million increase in EBITDA for the six months ended November 30, 2005 as compared to six-month period for the prior year was primarily due to higher revenues and margins in fiscal 2006 combined with the benefit of restructuring efforts, which led to a lower fixed cost structure. In addition, EBITDA for fiscal 2006 was further enhanced by gains on the sale of assets that were part of the Company’s restructuring efforts.